Exhibit (c)(iv)

CONFIDENTIAL SPECIAL COMMITTEE UPDATE December 2024 Project Vista

CONFIDENTIAL Casago / Roofstock (“C/R”) has provided an updated proposal concerning the purchase price at various unit counts at closing (the “Ladder”) as well as an updated proposal related to the liquidity requirement at closingC/R’s proposal retains the termination right, but they have moved the threshold down to 25,000 units from 30,000 units in their previous offer C/R proposal also requires Vista’s working capital at close to be no more than $7.5mm lower than Vista’s October forecast C/R was requested to provide a proposal of what a Ladder would look like without a termination right, however they messaged that their existing investors would not do a transaction without such a right These pages provide analysis of how the current offer would impact purchase price across a number of scenarios related to churn and liquidity Additionally, included in these materials is an illustrative potential counter proposal Drivers of this potential counter include:The initial price adjustment threshold will have sufficient cushion to existing Forecast to account for incremental risk associated with deal announcement Unit count thresholds reduce over time to ensure alignment on speed to close Inclusion of a termination fee to further ensure alignment on getting to close Termination threshold reduces over time on the same schedule as the purchase price adjustment thresholds Remove any termination right associated with liquidity and the existing RCF covenant Executive Summary 2

PJT Partners

Key Outstanding Business Terms with C/R

The reduction of required unit counts occurs at the 1st of each month

For example, on February 1st of 2025 the threshold for any purchase price adjustment will move from 33,000 to 32,400

	Category	Vista Initial Response (11/06/24)	Casago / Roofstock Position (12/06/24)	Illustrative Counter Proposal (12/09/24)
Closing Conditions	**Unit Count**	> ($0.10) reduction for every 500 units > Starting point of 35,000 as of January 31, 2025 > Thresholds to be reduced by 600 units for each additional month > *Note: Did not engage on termination right*	> ($0.10) reduction for every 500 units > Starting point of 35,000 as of March 31, 2025 > Thresholds to be reduced by 600 units for each additional month > Buyer may terminate Transaction (without payment of any fees or expenses) at unit count below 25,000, regardless of close date	> Revert to unit count reductions starting after January 31, 2025 vs. March > Reduce starting purchase price adjustment threshold from 35,000 to 33,000 units in January to account for inclusion of termination right > Termination threshold reduces over time on same schedule as purchase price adjustment thresholds > If C/R chooses to exercise the termination right, they would pay a fee of [$10mm] > For details, see page 6
	Unit Quality	> Not acceptable > Open to discussing operating covenants that protect against any unit quality concerns	> Material changes to Seller's policies regarding minimum quality, revenue or commission rates for new or renewing contracts must be approved by Buyer(1) > Material changes (increases or decreases) to sales and marketing budget / forecast must be approved by Buyer	> Details to be agreed upon during drafting of Merger Agreement > Vista will need to have the ability to hire consultants, offer retention bonuses and control any and all communication to homeowners, employees and other stakeholders prior to closing
	Working Capital	> Not acceptable > Open to discussing using existing liquidity covenant as a mechanism to ensure appropriate working capital is delivered at close	> In addition, Seller's working capital shall not fall more than $7.5 million below Seller's current monthly forecast. Liquidity and working capital shall be calculated in accordance with GAAP and the Seller's consolidated financial statements (C/R uses the RCF definition of liquidity to define working capital)(2)	> Given the agreement to a termination right related to the unit count at close, there will not be a liquidity requirement for the business at close

(1) This does not mean Buyer needs to approve individual contracts – just changes to company policy or changes to guidance or incentives for sales reps.
(2) Seller shall not implement or adopt any material change in its accounting principles, practices or methods, including without limitation with regards to accounts payable and cash management, except as required by changes in law or regulations or GAAP.

CONFIDENTIAL

CONFIDENTIAL 3

CONFIDENTIAL (1) Applies 50% monthly churn miss from ending unit count as of 11/30/24 and assumes no unit adds from Jan’25 onwards. Illustrative Unit Count Scenarios CURRENT UNIT COUNT FORECAST Latest Forecast (12/04) 36,090 35,558 35,042 34,590 34,286 34,173 (706) (532) (516) (452) (304) (113) 1/31/25 2/28/25 3/31/25 4/30/25 5/31/25 6/30/25 Units Lost: 25% Churn Miss 35,622 34,841 34,077 33,391 32,882 32,587 50% Churn Miss 35,154 34,124 33,113 32,192 31,479 31,000 50% Churn Miss without Unit Adds⁽¹⁾ 34,829 33,335 31,848 30,441 29,214 28,118 Vista Offer (11/06) 35,000 34,400 33,800 33,200 32,600 32,000 C/R Offer (12/06) 35,000 35,000 35,000 34,400 33,800 33,200 Illustrative Counter 33,000 32,400 31,800 31,200 30,600 30,000 Forecasted Ending Unit Count Unit Count to Reach Price Reduction Threshold Month Units Lost Sep-24 (553) Oct-24 (745) Nov-24 (588) Total (1,886) November 2024 Ending Unit Count: 37,1274

CONFIDENTIAL C/R Proposed Unit Count Purchase Schedule (12/06) (1) Unit count must be greater than or equal to threshold to receive implied purchase price. Termination Threshold: 25,000 C/R Proposal (12/06/24) Purchase Price per Share Unit Count Threshold by Close Date⁽¹⁾ Price Reduction Implied Price 3/31/2025 4/30/2025 Headline Purchase Price $4.81 35,000 34,400 ($0.10) $4.71 34,500 33,900 ($0.20) $4.61 34,000 33,400 ($0.30) $4.51 33,500 32,900 ($0.40) $4.41 33,000 32,400 ($0.50) $4.31 32,500 31,900 ($0.60) $4.21 32,000 31,400 ($0.70) $4.11 31,500 30,900 ($0.80) $4.01 31,000 30,400 ($0.90) $3.91 30,500 29,900 ($1.00) $3.81 30,000 29,400 ($1.10) $3.71 29,500 28,900 ($1.20) $3.61 29,000 28,400 ($1.30) $3.51 28,500 27,900 ($1.40) $3.41 28,000 27,400 ($1.50) $3.31 27,500 26,900 ($1.60) $3.21 27,000 26,400 ($1.70) $3.11 26,500 25,900 ($1.80) $3.01 26,000 25,400 ($1.90) $2.91 25,500 ($2.00) $2.81 25,000 C/R proposal delays reduction of Unit Count until March and adds termination right November 2024 Ending Unit Count: 37,1275

CONFIDENTIAL Illustrative Vista Proposed Unit Count Purchase Schedule Key Changes to C/R Proposal (12/06): Starting point moved up to 1/31/25 to allow a 1,200-unit drop down to 3/31/25 unit threshold levels Reduce starting purchase price adjustment threshold from 35,000 to 33,000 units in January to account for inclusion of termination right Reduced by 600 for each additional month, consistent with C/R proposal Termination threshold of 25,000 in January Reduces over time on same schedule as purchase price adjustment thresholds Potential price reduction is capped at ($1.60) Termination Threshold: 25,000 in Jan’25, reduced by 600 for each additional month Vista Proposed Response (12/09/24) Purchase Price per Share Unit Count Threshold by Close Date⁽¹⁾ Price Reduction Implied Price 1/31/2025 2/28/2025 3/31/2025 4/30/2025 5/31/2025 Headline Purchase Price $4.81 33,000 32,400 31,800 31,200 30,600 ($0.10) $4.71 32,500 31,900 31,300 30,700 30,100 ($0.20) $4.61 32,000 31,400 30,800 30,200 29,600 ($0.30) $4.51 31,500 30,900 30,300 29,700 29,100 ($0.40) $4.41 31,000 30,400 29,800 29,200 28,600 ($0.50) $4.31 30,500 29,900 29,300 28,700 28,100 ($0.60) $4.21 30,000 29,400 28,800 28,200 27,600 ($0.70) $4.11 29,500 28,900 28,300 27,700 27,100 ($0.80) $4.01 29,000 28,400 27,800 27,200 26,600 ($0.90) $3.91 28,500 27,900 27,300 26,700 26,100 ($1.00) $3.81 28,000 27,400 26,800 26,200 25,600 ($1.10) $3.71 27,500 26,900 26,300 25,700 25,100 ($1.20) $3.61 27,000 26,400 25,800 25,200 24,600 ($1.30) $3.51 26,500 25,900 25,300 24,700 24,100 ($1.40) $3.41 26,000 25,400 24,800 24,200 23,600 ($1.50) $3.31 25,500 24,900 24,300 23,700 23,100 ($1.60) $3.21 25,000 24,400 23,800 23,200 22,600 Full ladder would continue to decrease by 600 units until transaction is closed (1) Unit count must be greater than or equal to threshold to receive implied purchase price. November 2024 Ending Unit Count: 37,127 6

CONFIDENTIAL $2.50 $3.00 $3.50 $4.00 $4.50 $5.00 Proposed Unit Count Purchase Schedule Mar’25 IMPLIED PURCHASE PRICE PER SHARE BASED ON ILLUSTRATIVE ENDING UNIT COUNT Illustrative Vista Proposed Schedule C/R Proposed Schedule 34,077 B 33,113 C 31,848 D 35,042 A 31,800 31,300 30,800 30,300 29,800 29,300 28,800 28,300 27,800 27,300 26,800 26,300 25,800 25,300 24,800 24,300 23,800 $4.81 35,127 W 33,127 X 31,127 Y 29,127 Z $4.71 / < 31,800 $4.01 / < 28,300 $4.71 / < 35,000 $4.01 / < 31,500 $3.21 / < 24,300 $2.81 / < 25,500 35,000 34,500 34,000 33,500 33,000 32,500 32,000 31,500 31,000 30,500 30,000 29,500 29,000 28,500 28,000 27,500 27,000 26,500 26,000 25,500 25,000 Vista Stock Price 12/6/24 $4.25 30-Day VWAP $3.34 60-Day VWAP $2.95 Units Lost per Month⁽ ¹⁾ Net Churn 500 (1.4%) 1,000 (2.8%) 1,500 (4.3%) 2,000 (5.9%) W X Y Z B C D Forecast w/ 25% Churn Miss Forecast Unit w/ 50% Churn Miss Forecast w/ 50% Churn Miss & No Unit Adds A Latest Forecast (12/04) Source: Capital IQ (1) Represents units lost per month from actual ending unit count as of 11/30/2024. 7

CONFIDENTIAL $2.50 $3.00 $3.50 $4.00 $4.50 $5.00 Proposed Unit Count Purchase Schedule Apr’25 IMPLIED PURCHASE PRICE PER SHARE BASED ON ILLUSTRATIVE ENDING UNIT COUNT 33,391 B 32,192 C 30,441 D 34,590 A $4.81 34,627 W 32,127 X 29,627 Y 27,127 Z Units Lost per Month⁽ ¹⁾ Net Churn 500 (1.4%) 1,000 (2.9%) 1,500 (4.4%) 2,000 (6.1%) W X Y Z Source: Capital IQ (1) Represents units lost per month from actual ending unit count as of 11/30/2024. $4.71 / < 34,400 $4.01 / < 30,900 $2.91 / < 25,400 31,200 30,700 30,200 29,700 29,200 28,700 28,200 27,700 27,200 26,700 26,200 25,700 25,200 24,700 24,200 23,700 23,200 $4.71 / < 31,200 $3.21 / < 23,700 34,400 33,900 33,400 32,900 32,400 31,900 31,400 30,900 30,400 29,900 29,400 28,900 28,400 27,900 27,400 26,900 26,400 25,900 25,400 25,000 $4.01 / < 27,700 B C D Forecast w/ 25% Churn Miss Forecast Unit w/ 50% Churn Miss Forecast w/ 50% Churn Miss & No Unit Adds A Latest Forecast (12/04) Illustrative Vista Proposed Schedule C/R Proposed Schedule Vista Stock Price 12/6/24 $4.25 30-Day VWAP $3.34 60-Day VWAP $2.958

CONFIDENTIAL $2.50 $3.00 $3.50 $4.00 $4.50 $5.00 Proposed Unit Count Purchase Schedule May’25 IMPLIED PURCHASE PRICE PER SHARE BASED ON ILLUSTRATIVE ENDING UNIT COUNT 32,882 B 31,479 C 29,214 D 34,286 A 33,800 33,300 32,800 32,300 31,800 31,300 30,800 30,300 29,800 29,300 28,800 28,300 27,800 27,300 26,800 26,300 25,800 25,300 25,000 $4.81 34,127 W 31,127 X 28,127 Y 25,127 Z $4.71 / < 33,800 $4.01 / < 30,300 $3.01 / < 25,300 $4.71 / < 30,600 $3.21 / < 23,100 30,600 30,100 29,600 29,100 28,600 28,100 27,600 27,100 26,600 26,100 25,600 25,100 24,600 24,100 23,600 23,100 22,600 $4.01 / < 27,100 Units Lost per Month⁽ ¹⁾ Net Churn 500 (1.4%) 1,000 (2.9%) 1,500 (4.5%) 2,000 (6.3%) W X Y Z B C D Forecast w/ 25% Churn Miss Forecast Unit w/ 50% Churn Miss Forecast w/ 50% Churn Miss & No Unit Adds A Latest Forecast (12/04) Illustrative Vista Proposed Schedule C/R Proposed Schedule Vista Stock Price 12/6/24 $4.25 30-Day VWAP $3.34 60-Day VWAP $2.95 Source: Capital IQ (1) Represents units lost per month from actual ending unit count as of 11/30/2024. 9

CONFIDENTIAL Illustrative Proposal Comparison C/R Proposal (12/06) Vista Proposed Response Ending Unit Count Purchase Price per Share Purchase Price per Share March Current Forecast 35,042 $4.81 $4.81 25% Churn Miss 34,077 $4.61 $4.81 50% Churn Miss 33,113 $4.41 $4.81 50% Churn Miss & No Unit Adds 31,848 $4.11 $4.81 April Current Forecast 34,590 $4.81 $4.81 25% Churn Miss 33,391 $4.51 $4.81 50% Churn Miss 32,192 $4.31 $4.81 50% Churn Miss & No Unit Adds 30,441 $4.01 $4.61 Month Units Added Forecast Jan-25 325 Feb-25 464 Mar-25 475 Apr-25 486 Total 1,75010

CONFIDENTIAL Implied Churn to Reach Illustrative Vista Proposed Termination Threshold No Unit Adds Starting in Jan’25 (1) Dec’24 ending unit count reflects Management forecast. (2) Last three months period represents Sep’24 – Nov’24. Required Churn to Reach Vista Proposed Termination Thresholds Dec-24 Jan-25 Feb-25 Mar-25 Apr-25 Memo: Termination Threshold 25,000 24,400 23,800 23,200 Required Churn for March Termination Threshold Beginning Unit Count 36,796 31,822 27,520 (-) Churn (4,974) (4,302) (3,720) Ending Unit Count⁽¹⁾ 36,796 31,822 27,520 23,800 Implied Churn 13.5% 13.5% 13.5% Required Churn for April Termination Threshold Beginning Unit Count 36,796 32,788 29,217 26,035 (-) Churn (4,007) (3,571) (3,182) (2,835) Ending Unit Count⁽¹⁾ 36,796 32,788 29,217 26,035 23,200 Implied Churn 10.9% 10.9% 10.9% 10.9% Assuming no units added, the required churn rates to hit Mar’25 and Apr’25 termination thresholds are 13.5% and 10.9% respectively. Last Three Months Average Monthly Churn and Unit Adds:(2) Gross Churn: 3.0% Net Churn: 1.6% Unit Adds: 531 11

CONFIDENTIAL $51.2 $56.8 $47.1 $34.8 $27.8 $46.4 $95.0 $30.5 $34.3 $38.9 $24.2 $18.2 $38.2 $89.0 Jan-25 Feb-25 Mar-25 Apr-25 May-25 Jun-25 Jul-25 Liquidity Forecast Comparison Source: Vista Management (1) Liquidity metric is lowered by ~$29.4mm of net proceeds from DK convertible notes. LIQUIDITY FORECAST $ in millions RCF $15mm Liquidity Test Liquidity Comparison (Actuals vs. Prior Forecast) Jul-24 Aug-24 Sep-24 Oct-24 Actuals $101 $115 $99 $62 Actuals (Excl. Net Proceeds from DK)⁽¹⁾ 101 85 70 33 7/16 Forecast 132 135 80 49 Variance (Excl. Net Proceeds from DK)⁽ ¹⁾ ($31) ($49) ($10) ($16) Latest Forecast (12/04) C/R Proposed Min. Liquidity (10/21 Forecast with $7.5mm Cushion) Cushion of ~$19.8mm Cushion of ~$12.8mm There is a lack of a meaningful cushion in April and May for C/R proposed liquidity requirement Focusing a counter on the RCF liquidity test, and ensuring that dropping below this test results in a purchase price adjustment vs. a termination right would significantly de-risk the transaction12

CONFIDENTIAL $56.8 $47.1 $34.8 $27.8 $54.2 $43.5 $30.8 $23.5 $51.0 $39.0 $25.7 $17.7 $34.3 $38.9 $24.2 $18.2 Feb-25 Mar-25 Apr-25 May-25 Liquidity Forecast Comparison Downside Churn Scenario Source: Vista Management (1) Liquidity metric is lowered by ~$29.4mm of net proceeds from DK convertible notes. LIQUIDITY FORECAST $ in millions RCF $15mm Liquidity Test Liquidity Comparison (Actuals vs. Prior Forecast) Jul-24 Aug-24 Sep-24 Oct-24 Actuals $101 $115 $99 $62 Actuals (Excl. Net Proceeds from DK)⁽¹⁾ 101 85 70 33 7/16 Forecast 132 135 80 49 Variance (Excl. Net Proceeds from DK)⁽ ¹⁾ ($31) ($49) ($10) ($16) Latest Forecast (12/04) C/R Proposed Min. Liquidity (10/21 Forecast with $7.5mm Cushion) Latest Forecast w/ 25% Churn Miss Latest Forecast w/ 50% Churn Miss13

CONFIDENTIAL I.Appendix 14

PJT Partners

Unit Count Purchase Schedule Comparison

C/R Proposal (12/06)			Vista Proposed Response (12/09)		
Purchase Price per Share	**3/31/2025**	**4/30/2025**	**Purchase Price per Share**	**3/31/2025**	**4/30/2025**
Memo: End of Month Unit Count Mgmt. Forecast	**35,558**	**35,042**		**35,558**	**35,042**
Headline Purchase Price	35,000	34,400	Headline Purchase Price	31,800	31,200
($0.10)	34,500	33,900	($0.10)	31,300	30,700
($0.20)	34,000	33,400	($0.20)	30,800	30,200
($0.30)	33,500	32,900	($0.30)	30,300	29,700
($0.40)	33,000	32,400	($0.40)	29,800	29,200
($0.50)	32,500	31,900	($0.50)	29,300	28,700
($0.60)	32,000	31,400	($0.60)	28,800	28,200
($0.70)	31,500	30,900	($0.70)	28,300	27,700
($0.80)	31,000	30,400	($0.80)	27,800	27,200
($0.90)	30,500	29,900	($0.90)	27,300	26,700
($1.00)	30,000	29,400	($1.00)	26,800	26,200
($1.10)	29,500	28,900	($1.10)	26,300	25,700
($1.20)	29,000	28,400	($1.20)	25,800	25,200
($1.30)	28,500	27,900	($1.30)	25,300	24,700
($1.40)	28,000	27,400	($1.40)	24,800	24,200
($1.50)	27,500	26,900	($1.50)	24,300	23,700
($1.60)	27,000	26,400	($1.60)	23,800	23,200
($1.70)	26,500	25,900			
($1.80)	26,000	25,400			
($1.90)	25,500				
($2.00)	25,000				
Termination Threshold: 25,000			***Termination Threshold: 23,800 / 23,200 (Mar'25 / Apr'25)***		

Note: Unit count must be greater than or equal to threshold to receive implied purchase price.

CONFIDENTIAL

CONFIDENTIAL

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